SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

THE BOEING COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

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(2)	Form, Schedule or Registration Statement No.:

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Dear Boeing Shareholder:

You will soon receive your proxy statement and proxy card for The Boeing Company’s 2010 Annual Meeting of Shareholders.

Due to a change in NYSE rules, your broker can’t vote your shares for the election of directors without your instructions. If you do not provide voting instructions, your shares will not be voted or counted on several important matters. We urge you to vote soon after you receive your proxy materials, which will explain how to vote via mail, phone or Internet.

Your vote is very important to us. Thank you for your investment in Boeing.

W. James McNerney, Jr.
Chairman of the Board, President and Chief Executive Officer

We will soon file with the Securities and Exchange Commission a proxy statement and other relevant materials relating to our Annual Meeting. Our shareholders are urged to read these materials when they become available because they will contain important information. Shareholders may obtain free copies of these materials when they are available and other documents filed with the Commission at www.sec.gov. The Boeing Company and its officers and directors may be deemed to be participants in the solicitation of proxies from Boeing’s shareholders with respect to the matters to be presented at the Annual Meeting. Shareholders may obtain detailed information regarding the direct and indirect interests of Boeing and its respective executive officers and directors in the matters to be presented at the Annual Meeting by reading the proxy statement.